EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tennessee Commerce Bancorp, Inc.:

381 Mallory Station Lane, Suite 207

Franklin, TN 37067-8264

                We consent to the use in this Registration Statement on Form S-8 of our report, dated March 28, 2007, with respect to the consolidated balance sheets of Tennessee Commerce Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statement of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated herein by reference.

/s/ KraftCPAs PLLC

KraftCPAs PLLC
Nashville, Tennessee
December 28, 2007